Exhibit 10.2

AMENDED AND RESTATED

EXECUTIVE EMPLOYMENT AGREEMENT

This Amended and Restated Executive Employment Agreement between Heckmann Corporation (the “Company”) and James Devlin (“Executive”), made effective on this 2nd day of April, 2012 (the “Agreement”) amends and restates the Executive Employment Agreement between the Thermo Fluids, Inc. and Executive originally effective on November 3, 2010. It is expressly understood this agreement is contingent upon the consummation of the proposed acquisition of Thermo Fluids Inc. by the Company on or about April 2, 2012. The Company has no expressed or implied obligation to employ or, otherwise, hire Executive should the proposed transaction not successfully close. The Company and Executive hereby agree to the employment of Executive by the Company on the following terms and conditions:

1.	Commencement and Term of Agreement

Executive’s employment under this Agreement will commence on or about April 2, 2012 or upon the Company’s completion of the Thermo Fluids Inc. acquisition, and continue for three (3) years (the “Term”), unless earlier terminated pursuant to the provisions of this Agreement. The Term may be modified or extended by mutual agreement.

2.	Positions and Appointments

Executive shall serve as President and Chief Operating Officer of Thermo Fluids Inc., a Delaware Company and, at the Chairman’s or Chief Executive Officer’s election, its subsidiaries. Executive’s duties shall include, but not be limited to, those typical of the President and Chief Operating Officer of a New York Stock Exchange listed company, and such other duties as may be required by the Chairman and Chief Executive Officer or Board of Directors of the Company from time to time consistent therewith. Executive will be required to travel for business purposes.

3.	Base Salary

The Company will pay Executive a base salary in cash at the rate of $400,000 per annum. Executive will be paid in installments in accordance with normal Company policy. Executive’s base salary may be changed by mutual agreement at any time during the Term.

4.	Bonus and Equity Incentive Holdings

4.1	Bonus. Executive shall be eligible for a bonus of up to Fifty percent (50%) of base salary (the “Bonus”) pursuant to a plan or plans developed by Executive and the Chairman and approved by the Company from time to time, beginning for the calendar year 2012. The Bonus earned by Executive for any fiscal year shall be paid by the Company no later than the 15th day of the fourth month of the succeeding fiscal year.

4.2	Initial Stock Option. Upon execution of this Agreement, Executive will be granted an option to purchase 300,000 shares of Company common stock at a price per share equal to the fair market value thereof on the date of grant by the Compensation Committee of the Board of Directors (the “Committee”). Such option shall be subject to the terms and conditions of the Company’s 2009 Equity Incentive Plan (the “Plan”) and the applicable standard form of option agreement thereunder.

4.3	Additional Equity Awards. Thereafter, on or about each anniversary of this Agreement during which Executive is employed as President and Chief Operating Officer and upon approval by the Committee, Executive will be granted an option to purchase 150,000 shares of Company common stock at a price per share equal to the fair market value thereof on the date of grant and on essentially the same terms and conditions as the initial option described above.

5.	Expenses

The Company shall reimburse Executive for all reasonable travel, accommodation, marketing, entertainment, and other similar out-of-pocket business expenses necessarily incurred by Executive in the performance of his duties, provided that any expense reimbursement claims are supported by relevant documentation and are made in accordance with the Company’s expense or travel policies. All such expense reimbursements shall (a) be paid no later than the last day of Executive’s taxable year following the taxable year in which the expense was incurred, (b) not be affected by the amount of expenses eligible for reimbursement in any other taxable year and (c) not be subject to liquidation or exchange for another benefit.

6.	Benefits and Vacation

Executive shall be entitled to participate in, and receive benefits as permitted by applicable law under, any pension benefit plan, welfare benefit plan (including, without limitation, health insurance), vacation benefit plan, including 20 paid vacation days per annum, or other executive benefit plan made available by the Company to its senior executives. Any such plan or benefit arrangement may be amended, modified, or terminated by the Company from time to time with or without notice to Executive.

7.	Termination of Employment

7.1	By Executive.

(a) Voluntary Resignation without Good Reason. Executive may voluntarily terminate his employment with the Company at any time without Good Reason (as defined below) upon thirty (30) days’ advance written notice to the Company. Upon such termination, Executive will be entitled to receive only his compensation earned through his final day of employment (the “Accrued Compensation”), consisting of base salary, amounts due Executive pursuant to Sections 5 and 6, and Executive’s rights under all then outstanding equity awards held by Executive to the extent vested in accordance with their terms through his final day of employment.

(b) Voluntary Resignation for Good Reason. Executive may voluntarily terminate his employment with the Company for Good Reason within ninety (90) days following the initial existence of a condition constituting Good Reason, provided that Executive delivered to the Company written notice of such condition within thirty (30) days following its initial existence and the Company failed to cure such condition within thirty (30) days following receipt of such notice. Upon such termination, Executive will be entitled to receive his Accrued Compensation. In addition, subject to Section 11 and provided that Executive executes a full general release in a form satisfactory to the Company releasing all claims, known or unknown, that Executive may have against the Company and its affiliates and such release has become effective in accordance with its terms prior to the sixtieth (60th) day following Executive’s termination date, then Executive shall be entitled to:

(i) payment by the Company of an amount equal to Executive’s most recent twelve (12) months’ base salary, divided into equal installments and paid on the Company’s regular payroll dates over a period of twelve (12) months commencing with the first regular payroll date occurring on or after the sixtieth (60th) day following Executive’s termination date, together with a catch-up payment consisting of the installments that otherwise would have been paid on the regular payroll dates occurring between the termination date and such initial payment date, and the remaining installments paid on succeeding regular payroll dates during such twelve-month period until paid in full; and

(ii) payment by the Company of an amount equal to the Bonus Executive otherwise would have earned had Executive’s employment continued through the end of the then current bonus period, prorated for the number of days of Executive’s employment during such bonus period prior to Executive’s termination date, such payment to be made at the time provided by the applicable bonus plan for the same bonus period; and

(iii) payment by the Company of the premiums required to continue Executive’s group health care coverage under the applicable provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), provided that Executive timely elects to continue such coverage under COBRA, for a period ending on the first to occur of (A) the date twelve (12) months following Executive’s termination of employment, (B) the date Executive ceases to be eligible for coverage under COBRA, and (C) the date Executive becomes eligible for health care coverage through another employer.

(c) Good Reason Defined. For purposes of this Agreement, “Good Reason” shall mean: (i) a material reduction in Executive’s authority, duties, and executive responsibilities with the Company, (ii) a requirement that Executive report directly to a person or governance body of lesser rank than the Chairman and Chief Executive Officer or the Board of Directors of the Company, or (iii) a material breach of this Agreement by the Company.

7.2	By Company.

(a) Without Cause. The Company may terminate Executive’s employment with the Company at any time without Cause (as defined below) upon thirty (30) days’ advance written notice to Executive. Upon such termination, Executive will be entitled to receive his Accrued Compensation. In addition, subject to Section 11 and provided that Executive executes a full general release in a form satisfactory to the Company releasing all claims, known or unknown, that Executive may have against the Company and its affiliates and such release has become effective in accordance with its terms prior to the sixtieth (60th) day following Executive’s termination date, then Executive shall be entitled to receive the payments and benefits set forth in Sections 7.1(b)(i), 7.1(b)(ii) and 7.1(b)(iii).

(b) For Cause. The Company may terminate Executive’s employment with the Company at any time for Cause by giving Executive not less than thirty (30) days notice in writing of his act(s) or failure(s) to act constituting Cause for termination and, if such condition is capable of cure, Executive has failed to cure such condition within thirty (30) days following such notice. Upon such termination, Executive will be entitled to receive only his Accrued Compensation.

(c) Cause Defined. For purposes of this Agreement, “Cause” shall be deemed to exist if Executive shall at any time: (i) commit a material breach of this Agreement, (ii) be guilty of gross negligence, recklessness or willful misconduct in connection with or affecting the business or affairs of the Company, (iii) be guilty of insubordination, (iv) engage in material and intentional unauthorized use, misappropriation, destruction or diversion of any tangible or intangible asset or corporate opportunity of the Company, or (v) be convicted of, or plead no contest to, a felony criminal offense. Termination of Executive’s employment as a result of Executive’s death or Disability shall not constitute termination “without Cause.”

7.3	Death and Disability.

(a) Executive’s employment with the Company will automatically terminate upon his death. Further, the Company reserves the right to terminate Executive’s employment with the Company at any time during which Executive has a Disability (as defined below). Upon termination of Executive’s employment due to death or Disability, Executive or his estate will be entitled to receive his Accrued Compensation. In addition, subject to Section 11 and provided that Executive or the representative of Executive’s estate executes a full general release in a form satisfactory to the Company releasing all claims, known or unknown, that Executive may have against the Company and its affiliates and such release has become effective in accordance with its terms prior to the sixtieth (60th) day following Executive’s termination date, then in the event of such termination of Executive’s employment due to death or Disability, Executive or his estate shall be entitled to the payment determined in accordance with Section 7.1(b)(i).

(b) For purposes of this Agreement, a “Disability” means a physical or mental impairment that prevents Executive from performing the essential duties of his position, with or without reasonable accommodation, for (i) a period of sixty (60) consecutive calendar days, or (ii) an aggregate of ninety (90) work days in any six (6) month period. A determination that Executive has incurred a Disability will be made by the Company, in its sole discretion, but in consultation with a physician selected by the Company and provided that such selected physician consults with Executive’s physician in addition to any examination of Executive and/or other tests on Executive that such selected physician performs or orders to be performed. Executive hereby agrees to submit to any such examinations and/or other tests from time to time. Notwithstanding the foregoing, any termination of employment due to a Disability will be made in accordance with applicable law.

8.	Change of Control

8.1

Effect of Non-Assumption of Equity Awards upon Change of Control. Notwithstanding any provision to the contrary contained in any plan or agreement evidencing an equity award granted to Executive by the Company (unless such plan or agreement expressly disclaims this Section 8.1) and except as otherwise provided by Section 11, in the event of a Change of Control in which both (a) the surviving, continuing, successor, or purchasing corporation or other business entity or parent thereof, as the case may be (the “Acquiring Corporation”), does not assume or continue the Company’s rights and obligations under such then-outstanding equity awards of Executive or substitute for such then-outstanding equity awards of Executive substantially equivalent equity awards for the Acquiring Corporation’s stock, and (b) the Company does not cancel such equity awards of Executive in exchange for payment to Executive with respect to each vested and unvested share underlying such equity award in cash or other property having a fair market value equal to the fair market value of the consideration to be paid per share of common stock of the Company pursuant to the Change of Control transaction (less the exercise price per share subject to the award, if applicable), then the vesting, exercisability and settlement of such equity awards which are not assumed, continued, substituted for or canceled in exchange for payment by the Company shall be accelerated in full effective immediately prior to but conditioned upon the consummation of the Change of Control, provided that Executive remains an employee of the Company immediately prior to the Change of Control.

8.2	Effect of Termination Following Change of Control. In the event that upon or within one (1) year following a Change of Control either Executive voluntarily terminates his employment with the Company for Good Reason or the Company terminates Executive’s employment with the Company without Cause, Executive will be entitled to receive his Accrued Compensation. In addition, subject to Section 11 and provided that Executive executes a full general release in a form satisfactory to the Company releasing all claims, known or unknown, that Executive may have against the Company and its affiliates and such release has become effective in accordance with its terms prior to the sixtieth (60th) day following Executive’s termination date, then Executive shall be entitled to the following in lieu of the payments and benefits to which Executive would otherwise be entitled upon such termination in accordance with Section 7.1(b) or Section 7.2(a), as applicable:

(a) payment by the Company in a lump sum on the sixtieth (60th) day following Executive’s termination of employment of an amount equal to the sum of (i) two (2) times Executive’s annual base salary as in effect at the time of termination or immediately prior to the occurrence of the Change of Control, whichever is greater, and (ii) two (2) times Executive’s Bonus pursuant to Section 4.1 for the year immediately preceding the year in which the Change of Control occurs; and

(b) payment by the Company of the premiums required to continue Executive’s group health care coverage under the applicable provisions of COBRA, provided that Executive timely elects to continue such coverage under COBRA, or, following cessation of eligibility under COBRA, under an individual health care plan, for a period ending on the first to occur of (i) the date twenty-four (24) months following Executive’s termination of employment and (ii) the date Executive becomes eligible for health care coverage through another employer, provided that in no event will the Company’s payment obligation exceed the premium rate for group health care continuation coverage under COBRA that would then be in effect had such coverage continued; and

(c) acceleration in full, effective as of Executive’s final day of employment, of the vesting and/or exercisability of all then outstanding equity awards held by Executive.

8.3	Section 280G. If, due to the payments and benefits provided by Section 8 and any other payments and benefits to which Executive is entitled pursuant to this Agreement or otherwise, Executive would be subject to any excise tax pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) due to characterization of any such payments or benefits as excess parachute payments pursuant to Section 280G(b)(1) of the Code, the amounts payable under Section 8 will be reduced (to the least extent possible) in order to avoid any “excess parachute payment” under Section 280G(b)(1) of the Code. Any reduction in the payments and benefits required by this Section 8.3 will be made in the following order: (i) reduction of cash payments; (ii) reduction of accelerated vesting of equity awards other than stock options; (iii) reduction of accelerated vesting of stock options; and (iv) reduction of other benefits paid or provided to Executive. In the event that acceleration of vesting of equity awards is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of grant of Executive’s equity awards. If two or more equity awards are granted on the same date, each award will be reduced on a pro-rata basis.

8.4	Change of Control Defined. For purposes of this Agreement, “Change of Control” means the earliest to occur of the following events:

(a) the acquisition or ownership by any individual, entity, or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, and any successor statute, as it may be amended from time to time (the “Exchange Act”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than fifty percent (50%) of the combined voting power of the outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Voting Securities”); or

(b) individuals (the “Incumbent Directors”) who either (i) constitute the Board of Directors of the Company as of the commencement of Executive’s employment with the Company or (ii) are elected or nominated for election to the Board of Directors with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination cease for any reason to constitute at least a majority of the Board of Directors of the Company; or

(c) consummation of a reorganization, merger, consolidation or similar corporate transaction, or series of related such transactions, as a result of which the holders of Outstanding Voting Securities immediately prior to such transaction(s) fail to remain immediately after such transaction(s) direct or indirect beneficial ownership of more than fifty percent (50%) of the Outstanding Voting Securities determined immediately after such transaction(s); or

(d) the sale, exchange or other disposition of all or substantially all of the assets of the Company; or

(e) approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

9.	Confidential Information

9.1	Executive acknowledges that, during the course of his employment with the Company, he will have access to confidential business information and secrets. Executive agrees, both during the term of his employment and following its termination, that he will hold the confidential business information and secrets in the strictest confidence, and that he will not use or attempt to use or disclose any confidential information or business secrets to any other person or entity without the prior written authorization of the Company.

9.2	The restrictions of Section 9.1 do not apply to any confidential information that (a) has entered into the public domain other than by a breach of this Agreement or other obligation of confidentiality of which Executive is aware, or (b) solely to the extent and for the duration required, is required to be disclosed under a validly-issued court order, pursuant to a request by government regulators, and which disclosure the Company is unable legally to prevent.

9.3	Non-Compete. Non-Solicit

(a) Non-Compete. In further consideration of the compensation to be paid to Executive hereunder, Executive acknowledges that during the course of his employment with the Company and its subsidiaries he shall become familiar with the Company’s and its subsidiaries’ and affiliates’ trade secrets and with other Confidential Information concerning the Company and its subsidiaries and affiliates and that his services shall be of special, unique and extraordinary value to the Company and its subsidiaries and affiliates. Therefore, Executive agrees that during the

Term and (i) if Executive’s employment is terminated by the Company without Cause or by Executive’s resignation for Good Reason, or (ii) if Executive’s employment is terminated by the Company with Cause or by Executive’s resignation without Good Reason or due to Executive’s disability, for a period of twelve (12) months after the Term (the applicable period following the Term referenced in the foregoing clauses (i) and (ii), the “Restricted Period” , he shall not directly or indirectly own any interest in, manage, control, participate in, consult with, render services for, or in any manner engage in any business that engages in or otherwise competes with any business(es) of the Company or its subsidiaries as such business(es) of the Company or its subsidiaries could be reasonably described (either as it exists or is in process during the Term or at the Termination Date , within any geographical area in the United States in which the Company or its subsidiaries engage or plan to engage in such business(es). For purposes of this Agreement, the term “participate in” shall include, without limitation, having any direct or indirect interest in any Person, whether as a sole proprietor, owner, stockholder, partner, joint venture, creditor or otherwise, or rendering any direct or indirect service or assistance to any individual, corporation, partnership, joint venture and other business entity (whether as a director, officer, manager, supervisor, employee, agent, consultant or otherwise). Nothing herein shall prohibit Executive from being a passive owner of not more than 2% of the outstanding stock of any class of a corporation which is publicly traded, so long as Executive has no active participation in the business of such corporation.

(b) Non-Solicit. During the Term and the Restricted Period, Executive shall not directly or indirectly through another Person (other than on behalf of the Company and its subsidiaries) (i) induce or attempt to induce any employee of the Company or any subsidiaries to leave the employ of the Company or such subsidiary, or in any way interfere with the relationship between the Company or any such subsidiary and any employee thereof, (ii) hire or seek any business affiliation with any person who was an employee of the Company or any subsidiary at any time during the twelve months prior to the termination of Executive’s employment or (iii) induce or attempt to induce any client, customer, supplier, licensee, licensor or other business relation of the Company or any subsidiary to cease doing business with the Company or such subsidiary, or in any way interfere with the relationship between any such client, customer, supplier, licensor or other business relation and the Company or any subsidiary (including, without limitation , making any negative or disparaging statements or communications regarding the Company or its subsidiaries that harm or could reasonably be expected to harm the Company or its subsidiaries).

10.	Further Obligations of Executive

10.1	Executive shall comply with all applicable rules of law, securities laws, regulations, and codes of conduct of the Company in effect from time to time in relation to dealings in shares, notes, debentures, or other securities.

10.2	Executive represents that his employment with the Company does not violate any prior agreement with a former employer or third party.

11.	Application of Section 409A

11.1

Notwithstanding anything contained in this Agreement to the contrary, no amount payable on account of Executive’s termination of employment which constitutes a “deferral of compensation” (“Section 409A Deferred Compensation”) within the meaning of the Treasury Regulations issued pursuant to Section 409A of the Internal Revenue Code (the “Section 409A Regulations”) shall be paid unless and until Executive has incurred a “separation from service” within the meaning of the Section 409A Regulations. Furthermore, if Executive is a “specified employee” within the meaning of the Section 409A Regulations as of the date of Executive’s separation from service, no amount that constitutes Section 409A Deferred Compensation which is payable on account of Executive’s separation from service shall be paid to Executive before the date (the “Delayed Payment Date”) which is first day of the seventh month after the date of Executive’s separation from service or, if earlier, the date of Executive’s death following such separation from service. All such amounts that would, but for this Section, become payable prior to the Delayed Payment Date will be accumulated and paid on the Delayed Payment Date.

Executive and the Company intend that payment under Section 8.2 of this Agreement of amounts in excess of the amounts payable under Section 7.3(a) shall be exempt from treatment as Section 409A Deferred Compensation to the maximum extent permitted for amounts treated as separation pay due to involuntary separation from service pursuant to Treasury Regulation Section 1.409A-1(b)(9)(iii).

11.2	To the extent that all or any portion of the Company’s payment of or reimbursement to Executive for the cost of health care coverage premiums pursuant to Sections 7.1(b)(iii), 7.2(a) and 8.2(b) (the “Company-Provided Benefits”) would exceed an amount for which, or continue for a period of time in excess of which, such Company Provided Benefits would qualify for an exemption from treatment as Section 409A Deferred Compensation, then, for the duration of the applicable period during which the Company is required to provide such benefits: (a) the amount of Company-Provided Benefits furnished in any taxable year of Executive shall not affect the amount of Company-Provided Benefits furnished in any other taxable year of Executive; (b) any right of Executive to Company-Provided Benefits shall not be subject to liquidation or exchange for another benefit; and (c) any reimbursement for Company-Provided Benefits to which Executive is entitled shall be paid no later than the last day of Executive’s taxable year following the taxable year in which Executive’s expense for such Company-Provided Benefits was incurred.

11.3	Any equity award which constitutes Section 409A Deferred Compensation and which would vest and become payable upon a Change of Control in accordance with Section 8.1 shall vest in full as provided by Section 8.1 but shall be converted automatically at the effective time of such Change of Control into a right to receive in cash on the date or dates such award would have been settled in accordance with its then existing settlement schedule (or on such earlier date as provided by Section 8.2(c)) an amount or amounts equal in the aggregate to the intrinsic value of the equity award at the time of the Change of Control.

11.4	Notwithstanding any provision of this Agreement to the contrary, to the extent that any amount constituting Section 409A Deferred Compensation would become payable under this Agreement solely by reason of a Change of Control, such amount shall become payable only if the event constituting a Change of Control would also constitute a change in ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company within the meaning of the Section 409A Regulations.

11.5	Executive and the Company intend that any right of Executive to receive installment payments under this Agreement shall, for all purposes of Section 409A, be treated as a right to a series of separate payments.

11.6

The Company intends that income provided to Executive pursuant to this Agreement will not be subject to taxation under Section 409A of the Internal Revenue Code. The provisions of this Agreement shall be interpreted and construed in favor of satisfying any applicable requirements of Section 409A and the Section 409A Regulations. However, the Company does not guarantee any particular tax effect for income provided to Executive pursuant to this Agreement. In any event, except for the Company’s responsibility to withhold applicable income and employment taxes from compensation paid or provided to Executive, the Company shall not be responsible for the payment of any applicable taxes incurred by Executive on compensation paid or provided to Executive pursuant to this Agreement.

12.	Miscellaneous

12.1	This Agreement, the Company’s 2009 Equity Incentive Plan and the equity award agreements thereunder evidencing the awards described in Sections 4.2 and 4.3 constitute the entire agreement and understanding between Company and Executive and supersede any other agreements, whether oral or written, with respect to the subject matter of this Agreement. This Agreement may only be modified or amended by a further agreement in writing signed by the parties hereto.

12.2	This Agreement is governed by and shall be construed in accordance with the laws of the State of California, and without giving effect to conflict of law principles.

12.3	In the event of any dispute or claim relating to or arising out of Executive’s employment relationship with the Company, this Agreement, or the termination of Executive’s employment with the Company for any reason (including, but not limited to, any claims of breach of contract, wrongful termination or age, sex, race, national origin, disability or other discrimination or harassment), Executive and the Company agree that all such disputes shall be fully, finally and exclusively resolved by binding arbitration conducted before a single neutral arbitrator pursuant to the rules for arbitration of employment disputes by the American Arbitration Association in counties of Riverside or Los Angeles, California. The arbitrator shall permit adequate discovery and is empowered to award all remedies otherwise available in a court of competent jurisdiction and any judgment rendered by the arbitrator may be entered by any court of competent jurisdiction. The arbitrator shall issue an award in writing and state the essential findings and conclusions on which the award is based. By executing this Agreement, Executive and the Company are both waiving the right to a jury trial with respect to any such disputes. The Company shall bear the costs of the arbitrator, forum and filing fees. Each party shall bear its own respective attorney fees and all other costs, unless otherwise provided by law and awarded by the arbitrator.

12.4	This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all such counterparts when taken together shall constitute one and the same original.

12.5	Except to the extent that applicable law requires that any specific action be taken or performed by the Committee, or to the extent otherwise provided in this Agreement, any action to be taken or performed, or direction to be provided, by the Company under this Agreement may be taken, performed, or provided at the direction of the Company’s Chairman and Chief Executive Officer.

12.6	Any waiver by the Company of any provision, or any breach of any provision, of this Agreement shall not operate or be construed as a waiver of any subsequent breach of such provision or any other provision herein.

12.7

Due to the personal nature of the services contemplated under this Agreement, this Agreement and Executive’s rights and obligations hereunder may not be assigned by Executive. The Company may assign its rights, together with its obligations hereunder, in connection with any sale, transfer, or other disposition of all or substantially all of its business and/or assets, provided that any such assignee of the Company agrees to be bound by the provisions of this Agreement.

12.8	All payments under this Agreement shall be subject to reduction for taxes and other withholdings required to be withheld by law.

12.9	The Company and Executive agree that they will each attach to their respective Federal income tax returns for the taxable year containing the date first written above the applicable statement under Section XII of Internal Revenue Service Notice 2010-6, substantially in the forms attached hereto as Appendix 1 and Appendix 2, respectively.

THE PARTIES TO THIS AGREEMENT HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS AGREEMENT ON THE DATES SHOWN BELOW.

Company

By:	/s/ Richard J. Heckmann	Date:	3/16/2012
Name: Richard J. Heckmann
Title: Chairman of the Board and CEO

Executive

By:	/s/ James E. Devlin	Date:	3/16/2012
Name: James E. Devlin

[Form of Statement to be filed with the Heckmann Corporation Federal Income Tax Return for its taxable year containing December 31 2012]

§409A Document Correction under §VII.D of Notice 2010-6

1.	Name and taxpayer ID number of each service provider affected by the document failure:

James Devlin

Social Security Number:             -        -

2.	Plan with respect to which failure occurred:

Employment Agreement between Heckmann Corporation and James Devlin dated April 2, 2012.

3.	Statement of correction:

The document failure identified herein is eligible for correction under Section VII.D of Notice 2010-6. Heckmann Corporation has taken all actions required and otherwise met all requirements for such corrections as of the last day of its taxable in year in which the correction is made. Pursuant to Section XI.A of Notice 2010-6, no income inclusion is required as a result of this correction. The date of the correction is December 31 2012 and, pursuant to Section XI.A of Notice 2010-6, is treated as effective on January 1, 2009.

4.	Amount involved:

The amount involved is unknown as of the date of the statement because the event at which time such amount would be become determinable has not occurred. Pursuant to Section XI.A of Notice 2010-6, no income inclusion is required as a result of this correction.

[Form of Statement to be filed with the James Devlin 2012 Federal Income Tax Return]

You are entitled to the relief provided in Section VII.D of Internal Revenue Service Notice 2010-6 with respect to a failure to comply with Section 409A. You must attach a copy of this statement to your 2010 Federal Income Tax Return.

§409A Document Correction under §VII.D of Notice 2010-6

1.	Name and taxpayer ID number of each service provider affected by the document failure:

James Devlin

Social Security Number:             -        -

2.	Plan with respect to which failure occurred:

Employment Agreement between Heckmann Corporation and James Devlin, dated April 2, 2012.

3.	Statement of correction:

The document failure identified herein is eligible for correction under Section VII.D of Notice 2010-6. Heckmann Corporation has taken all actions required and otherwise met all requirements for such corrections as of the last day of its taxable in year in which the correction is made. Pursuant to Section XI.A of Notice 2010-6, no income inclusion is required as a result of this correction. The date of the correction is December 31, 2012 and, pursuant to Section XI.A of Notice 2010-6, is treated as effective on January 1, 2009.

4.	Amount involved:

The amount involved is unknown as of the date of the statement because the event at which time such amount would be become determinable has not occurred. Pursuant to Section XI.A of Notice 2010-6, no income inclusion is required as a result of this correction.